EXHIBIT 10.2

SUMMARY REPORT ON THE

QUINCHIA PROPERTY

Department of Risaralda, Colombia

Mineral Contracts
Exploration License 18567
Exploration License 22159
Concession Contract No. 22270

Prepared by
Caribbean Copper & Gold Corporation
Cobre y Oro de Colombia SA

February, 2008

TABLE OF CONTENTS

1. SUMMARY

2. INTRODUCTION AND TERMS OF REFERENCE
2.1 TERMS OF REFERENCE
2.2 SOURCES OF INFORMATION AND RELIANCE ON OTHER EXPERTS

3. GEOGRAPHIC SETTING
3.1 PROPERTY LOCATION AND DESCRIPTION
3.2 MINERAL TENURE
3.3 ACCESS, INFRASTRUCTURE AND LOCAL RESOURCES
3.4 PHYSIOGRAPHY AND CLIMATE

4. HISTORY

5. GEOLOGICAL SETTING
5.1 REGIONAL GEOLOGY
5.2 PROPERTY GEOLOGY

6. DEPOSIT TYPE

7. MINERALIZATION

8. QUINCHIA EXPLORATION AND RESULTS: 2005 to 2007

9. DRILLING
9.1  DOS QUEBRADAS DRILL RESULTS
9.2  MANDEVAL DRILL RESULTS

10. SAMPLING METHOD AND APPROACH

11. SAMPLE PREPARATION, ANALYSES AND SECURITY

12. DATA VERIFICATION

13. ADJACENT PROPERTIES

14. MINERAL PROCESSING & METALLURGICAL TESTING

15. MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES
15.1 PRELIMINARY MINERAL RESOURCE – DOS QUEBRADAS

16. OTHER RELEVANT DATA AND INFORMATION

17. INTERPRETATION AND CONCLUSIONS

18. RECOMMENDATIONS

1. SUMMARY

This technical report on the Quinchia Property is intended to provide an assessment of the economic potential of the Quinchia property through a description of its geologic characteristics and prior exploration results.

The Quinchia Gold Project is located within the Municipality of Quinchia, Department of Risaralda, Republic of Colombia, approximately 190 kilometers WNW of the Colombian capital of Bogotá and 55 kilometers to the north of Pereira, the regional capital of the Department of Risaralda

The Project is located in the southern edge of a newly identified Au (Cu) porphyry sub-belt of the Middle Cauca.  The basement in the Middle Cauca region is form by basaltic oceanic rocks; this basement is covered by Oligocene continental basin sedimentary rocks of the Amaga Formation that in turn is covered by the 6 to 9 My volcano-sedimentary Combia Formation.  Quartz diorite stocks, interpreted as co-genetic with Combia are genetically associated with the known mineralization that varies in style from Au (Cu) porphyries to Au (Au-Cu-Zn) intermediate sulfidation systems.

The Quinchia project is composed by at least three mineralized centers associated with quartz diorite complexes with possible ages varying between 6 to 9 My and represent typical Au (Cu) porphyry systems.  These quartz diorite centers are part of the evolution of the volcano-sedimentary Combia Formation.

Between January and November 2006, AngloGold Ashanti’s Colombian subsidiary,  Sociedad Kedahda SA (now AngloGold Ashanti de Colombia SA), drilled 4701.17m in 18 holes in the Quinchia District. The Drilling focused on three porphyry gold targets named Dos Quebradas, Mandeval, and La Cumbre.

Eight core drill holes were drilled on the Dos Quebradas target and a preliminary resources estimation was carried out using the information from the drill holes.

Seven core drill holes were drilled on the La Cumbre porphyry target proving that the porphyry style mineralization covers an area of at least 400 x 500 m, with possible extensions of the porphyry target that remain untested. Average gold grades from the surface samples and drill holes from La Cumbre target is 0.745 ppm.  More drilling is needed to have a good estimation of the mineral potential of the La Cumbre target.

Three drill holes were drilled at the Mandeval target with gold grades varying between 0.2 and 0.4 ppm, which is very similar to the results of outcrops samples.  Kedahda concluded that there is no mineral potential in the Mandeval target.

The Juan Tapado area is a known large gold stream sediment anomaly toward the north of Dos Quebradas that have not been evaluated yet.

Diamond drilling and initial economic evaluation was focused on Dos Quebradas, La Cumbre. Anglo determined that the Dos Quebradas target has an overall potential of 2 million ounces at 0.7 ppm Au cut off.  This target is located in a somewhat incised valley. There are theoretically two sub-targets with >1 g Au/t potential: a) Don Miguel Ladino sector and b) Don Albercio Ladino sector. The Don Miguel Ladino sector is related to +3ppm Au surface sample results and the open +1.4 ppm Au intersection at the bottom of borehole DQ-DD-3, plus mineralized basalt blocks in borehole DQ-DD-2. The theoretical ore potential would be a body of approximately 100m x 100m x 200m depth x 2.5 x 1.5 g Au/t or approximately 200.000 oz at 1.5 ppm Au. The Don Albercio Ladino sector is more difficult to envisage as the +1g Au/t intersection in DQ-DD-5 does not reach surface. Any operation will suffer from increased stripping, internal waste and the Mandeval creek.

The La Cumbre prospect has very favorable topography for open pit mining and heap leach operation. High gold values in early diorite present good spatial correlation with hydrothermal biotite and fine-grained chalcopyrite. Gold was progressively leached by the overprinting of intermediate argillic alteration. Though there are isolated assay results >1 ppm Au, the expected average gold grade for large volumes of the mineralized system is around 0.7 ppm, and there is potential for small areas with > 1 ppm Au. The identified target cover and area of approximately 400m x 400m that is open to the south.

Drilling proved that the Mandeval target has gold grades < 0. 4 ppm and is no consider an exploration target anymore.

A large stream sediment anomaly remain untested in the northern part of the Quinchia project; Phase II follow up work in the district should be advanced according to agreements with indigenous population, and the municipality of Quinchia.

2. INTRODUCTION AND TERMS OF REFERENCE

2.1 TERMS OF REFERENCE

This technical report on the Quinchia Property was prepared by Caribbean Copper & Gold Corporation. It is intended to provide an assessment of the economic potential of the Quinchia property through a description of its geologic characteristics and prior exploration results.  This report was completed to comply with the norms and standards set out in National Instrument 43-101 of the Canadian Securities Administrators.

2.2 SOURCES OF INFORMATION AND RELIANCE ON OTHER EXPERTS

This technical report is based upon published and unpublished data, primarily from geological reports as described in the sections herein entitled History and References.  Some of these reports were written prior to the implementation of the standards relating to National Instrument 43-101.

The authors relied upon mineral tenure representations by AngloGold Ashanti Ltd. and its Colombian affiliates, and by Cobre y Oro de Colombia SA, who attest to the validity of the mineral exploitation and exploration contracts.  This report assumes good standing of the joint venture agreement between AngloGold Ashanti Ltd.’s Colombian affiliate Sociedad Kedahda S.A. and Cobre y Oro de Colombia SA.

3. GEOGRAPHIC SETTING

3.1 PROPERTY LOCATION AND DESCRIPTION

The Quinchia property consists of 1,408 hectares of mineral exploitation contracts granted by the Colombian Ministry of Mines to the individuals Silvia Rios Estela Martinez and Juan Uribe David Hurtado.

Geographically, the mineral contracts are located within the Municipality of Quinchia, Department of Risaralda, Republic of Colombia, some 190 kilometers WNW of the Colombian capital of Bogotá or alternatively, some 55 kilometers to the north of Pereira, the regional capital of the Department of Risaralda (FIGURE 3.1).

CARIBBEAN SEA
BARRANQUILLA
CARTAGENA
QUINCHIA PROJECT
VENEZUELA
PANAMA
PACIFIC
OCEAN
MEDELLIN
QUINCHIA
MANIZALES
PEREIRA
BOGOTA
CALI
WESTERN CORDILLERA
CENTRAL CORDILLERA
EASTERN CORDILLERA
MAGDALENA RIVER
COLOMBIA
ECUADOR
BRAZIL
PERU
Colombia
South America
0
250 KM
WGS-84 DATUM UTM COORDINATES, ZONE 18, NORTHERN HEMISPHERE

FIGURE 3.1: Location of the Quinchia Property, Colombia

Quinchia Summary Report February 2008 Page 6

3.2 MINERAL TENURE

The Quinchia property primarily consists of three granted mineral contracts (two exploration licenses and one concession contract), totaling 1,408 hectares,  flanked by other mineral tenements controlled primarily by Cobre y Oro and by B2Gold.  The entire area of the claims is located within an approximate 10,000 hectare area of interest, which defines the Quinchia property for the purposes of the Agreement between Kedahda and Cobre y Oro.

The main Quinchia project area, where recent exploration and drilling was focused, is covered by three claim blocks totaling 1,408 hectares. The location and details regarding the claim blocks are outlined in TABLE 3.1 and are shown in FIGURE 3.2.

TABLE 3.1: MINERAL CONTRACTS, QUINCHIA PROPERTY

CONTRACT NUMBER	SIZE HECTARES	REGISTERED TITLE HOLDER	CONTRACT STATUS

18567	869.79	URIBE HURTADO JUAN DAVID; RIOS MARTINEZ SILVIA STELLA	Current
22159	250.60	URIBE HURTADO JUAN DAVID; RIOS MARTINEZ SILVIA STELLA	Current
22270	288.46	URIBE HURTADO JUAN DAVID; RIOS MARTINEZ SILVIA STELLA	Current

The tenement information outlined in TABLE 3.1 is confirmed with the Colombian authorities as of February, 2008.  Claim status as presented herein however, may evolve as applications are approved or as contracts are signed by the Colombian government.  Updated tenement may be verified with the government, and historical (not regularly updated) information can be seen online via the Colombian government’s mineral tenement website at: www.ingeominas.gov.co. This website is in Spanish. The procedure for mineral title verification is as follows:

• Go to homepage: www.ingeominas.gov.co
• Go to: “Nuevo CMC”, located on the upper left of the homepage
• Go to: “Consultas de Expediente”
• Under “Clasificacion” enter “Titulo” or “Solicitud”
• Enter number from CONTRACT NUMBER in TABLE 3.1, where solicited in “Codigo de Expediente”
• Press “Buscar” (Search) at bottom of page.
• In the case that “Titulo” does not produce a positive result, repeat search using “Solicitud”.

Figure 3-2   Claim Map – Quinchia Property

The area of the three known porphyry systems of the Quinchia project is covered by tenements owned by Kedahda/Cobre y Oro and by Juan David Uribe (optioned to Kedahda/Cobre y Oro ).  The northern part of the project (Juan Tapado area) is mainly covered by tenements of Cobre y Oro and by a Special Mining Reserve owned by the municipality of Quinchia (Fig. 3-2).  The municipality has expressed their interest to negotiate the area of the special mining reserve.

In the map above of the Quinchia project with Tenements:  3rd party type 1 are tenements optioned to Cobre y Oro, 3rd party type 2 are tenements not optioned to Cobre y Oro; and the Municipality Especial Area can be optioned for exploration.

3.3 ACCESS, INFRASTRUCTURE AND LOCAL RESOURCES

Access and infrastructure surrounding the Quinchia project is good.  The area is surrounded by gravel roads which connect a dense rural farm population to various nearby 10,000+ person population centres, including the towns of Quinchia, Riosucio and Anserma (FIGURE 3.3). Various mid-sized cities, including Manizales, Pereira and Armenia are located within a two-hour drive of the project area, and full services are available from any of these centers.

Access to the Quinchia property is accomplished overland.  The project is located about five kilometers (30 minutes) SSE, along gravel-topped roads, from the town of Quinchia, Risaralda. Based upon a Colombian entry point, access to the Quinchia project may be achieved along the following routes:

Travelling overland along well maintained paved highways from Medellin, via the towns of Caldas, Versailles, Santa Barbara, La Pintada, Marmato,  and Riosucio to the town of Quinchia (approximately 3 hours, depending upon traffic conditions); or

Traveling by air from Bogota to Manizales, and then overland along well maintained roads through the town of Anserma to the town of Quinchia (approximately 2 hours, depending upon traffic conditions); and,

Traveling overland along maintained gravel roads from Quinchia to the Quinchia project area (approximately 30 minutes).  The use of a four-wheel-drive vehicle on the gravel road section is recommended but usually not essential.  Gravel roads afford direct access to the exploration areas of Los Cumbres and Dos Quebradas.

Economically, the Municipality of Quinchia and the Quinchia area may be characterized as rustic and rural.  Agricultural activities dominated by coffee and mixed-crop farming are principal sources of sustenance and income.  Small-scale, artisanal gold mining is important in various areas such as Miraflores, El Chuscal and Quinchia.

Sociedad Kedahda S.A. secured a surface access agreement with the local property owners in the areas of planned exploration and drilling.  Additional surface rights may be necessary for the establishment of additional exploration and for a potential commercial mining project.

Water, power and labour are readily available at the project site.  Local labour is not trained in modern exploration and mining technique, indicating the need to provide training and import qualified personnel.  All requirements (personnel, equipment, contractors) for project exploration and development can be acquired\contracted out of Quinchia, Anserma or Riosucio.  Heavy equipment and diamond drills can be contracted out of Manizales, Medellín, or Bogotá.

3.4 PHYSIOGRAPHY AND CLIMATE

The Quinchia property is located overlooking the Cauca River valley, along the eastern margin of Colombia’s physiographic Western Cordillera (FIGURE 3.1).  The topographic expression of the region is steep and, characterized by high-relief, vegetated mountains and steeply incised active drainages. Elevations are highly variable ranging from ca. 800 metres above sea level along the Cauca River valley to the east, to ca. 2,800 metres over some of the peaks surrounding the Quinchia area.  The elevation at the Quinchia project area ranges from about 1,000 to 1,500 metres above sea level.  Topography is moderate to steep.

Climatically, the region is tropical to sub-tropical, with daytime temperatures throughout the year averaging in the 20 to 24 degree Celsius range. The climate is humid, being somewhat more so during punctuated rainy seasons (March to May; September to December).  Rainfall ranges between 900 and 3,000 millimeters per year.  Natural vegetation is dominated by lush, low-growth Andean forest, mostly preserved along the course and headwaters of the natural drainages and over to peaks of higher elevation hills.  Approximately 70% of the area including and surrounding the Quinchia project has been cleared for agricultural purposes, including primarily commercial coffee production and subsidence food crops such as plantain, beans, bananas and manioc.

4. HISTORY

The Quinchia property forms part of a Pre-Colombian to modern-day artisanal gold mining district which extends from Anserma in the south to Riosucio in the north. (FIGURE 4.1). Production on an artisanal level has been more or less continuous throughout the region through to modern times, but with respect to the present property boundaries, it is not possible to quantify with any certainty the amount of gold extracted from the mines surrounding Quinchia to date.  According to Rodriguez et al. (2000), artisanal gold production was most significant in the general area in the 1950’s.  Interest was renewed in the area in the late 1970’s (likely due to the increase in world gold price) and culminated in the 1980’s in the Miraflores area with the formation of the artisanal mining cooperative “Asociacion de Mineros de Miraflores”. Activity has been relatively consistent since this time, ebbing and flowing with fluctuations in the gold price.

With respect to modern exploration and development in the vicinity of Quinchia, the mines at Miraflores have drawn the attention of various foreign-financed exploration companies since the mid 1990’s, when Canadian junior companies such as Gran Colombia Resources Inc. and Sur American Gold Inc. reviewed the property and staked claims in the surrounding area (TVX, 1997). Data from these reviews are not available. The most serious foreign-company review of the prospect was undertaken in 1997 by T.V.X. Mineria de Colombia, a subsidiary of the then Canadian mid-tier gold producer T.V.X. Gold Inc (T.V.X).  The social situation in the area during the 1990’s did not lend itself to a secure exploration environment and no at-depth exploration was completed by T.V.X.  In 2000, the Colombian government’s geological division, INGEOMINAS, recognizing the apparent mineral potential of the prospect, with the permission of the Asociacion de Mineros de Miraflores, undertook a series of technical studies in the vicinity of Quinchia, which included geological mapping, geochemical and geophysical studies, and  resource calculations not compliant with National Instrument 43-101.

In 2005, Sociedad Kedahda S.A. entered into an agreement with the holders of the mineral concessions (Juan David Uribe Hurtado and Silvia Stella Rios Martinez), and exploration by Sociedad Kedahda S.A. had been ongoing through 2006, when the decision to farm-out the project was made.

In November 2007, Cobre y Oro de Colombia S.A. entered into an agreement with Sociedad Kedahda S.A. to obtain all rights to the Quinchia Project.  Under the agreement, Cobre y Oro assumed the obligations and rights contained underlying Option Contract in place between Kedahda and the holders of three mineral concessions (Juan David Uribe Hurtado and Silvia Stella Rios Martinez).

5. GEOLOGICAL SETTING

5.1 REGIONAL GEOLOGY

The Quinchia project is located in the southern edge of a newly identified Au (Cu) porphyry sub-belt of the Middle Cauca.  The basement in the Middle Cauca region is form by basaltic oceanic rocks; this basement is covered by Oligocene continental basin sedimentary rocks of the Amaga Formation that in turn is covered by the 6 to 9 My volcano-sedimentary Combia Formation.  Quartz diorite stocks, interpreted as co-genetic with Combia are genetically associated with the known mineralization that varies in style from Au (Cu) porphyries to Au (Au-Cu-Zn) intermediate sulfidation systems.  The western and eastern limits of the Middle Cauca sub-belt are marked by the regional faults of Cauca and Romeral respectively.  The geology of the block located toward the west the Middle Cauca is composed by a Precambrian gneiss, Paleozoic schist, Triassic clastic rocks, and Cretaceous andesite.  The geology of the block located toward the west is composed by volcano- sedimentary lithologies with oceanic floor affinity intruded by middle Miocene intermediate stocks.

CARIBBEAN PLATE
OCEANIC CRUST OF PRE-CAMPANIAN AGE
NAZCA PLATE
OCEANIC CRUST OF MIOCENE AGE
CARTAGENA
MEDELLIN
GU - FA
CAM
CO
ME
SM
SP
SJ
SN
PA
BAU
CG
CA-VA
EC
RO
DAP
GOR
GA
CR
GS
VICHADA PLATFORM
FLORENCIA PLATFORM
TECTONIC REALMS
GSR: Guiana Shield Realm = (GS) Guiana Shield; (GA) Garzón Massif
CCSP: Central Continental Sub-Plate Realm = (CA-VA, EC, CR, sl, ib)
MSP: Maracaibo Sub-Plate Realm = (ME, SP, SM, CO, CAM)
WTR: Western Tectonic Realm = (PAT, CAT, CHO)
GU-FA: Guajira - Falcon Composite Terrane
MSP
CAT
CHO
CCSP
PAT
GU-FA

FIGURE 5.1: Tectonic Setting of the Quinchia Property

Litho-tectonic and morpho-structural map of Colombia and northwestern South America, after Cediel et al. (2003). RO = Romeral terrane; Rm = Romeral melange; CA-VA = Cajamarca-Valdivia terrane; sl = San Lucas block; ib = Ibagué block;; DAP = Dagua-Piñón terrane; CG = Cañas Gordas terrane; BAU Baudó terrane SP = Santander massif – Serranía de Perijá; GS = Guiana Shield; GA = Garzón massif; ME = Sierra de Mérida; SM = Sierra Nevada de Santa Marta; EC = Eastern Cordillera; CO = Carora basin; CR = Cordillera Real; GOR = Gorgona terrane; PA = Panamá terrane; SJ = San Jacinto terrane; SN = Sinú terrane; GU-FA = Guajira-Falcon terrane; CAM = Caribbean Mountain terrane; fab = fore arc basin; ac = accretionary prism; tf = trench fill; pd = piedmonte; 1 = Atrato (Chocó) basin; 2 = Tumaco basin; 3 = Manabí basin; 4 = Cauca-Patía basin; 5 = Upper Magdalena basin; 6 = Middle Magdalena basin; 7 = Lower Magdalena basin; 8 = Cesar-Ranchería basin; 9 = Maracaibo basin; 10 = Guajira basin; 11 = Falcon basin; 12 = Guarico basin; 13 = Barinas basin; 14 = Llanos basin; 15 = Putumayo-Napo basin; Additional Symbols: PALESTINA = fault\suture system; red dot = Plio-Pleistocene volcano; Bogotá = town or city.

The Quinchia property is located along the eastern margin of Colombia’s physiographic Western Cordillera.  According to Cediel and Cáceres (2000) and Cediel et al. (2003), the region is underlain by a highly complex basement known as the Romeral terrane, which may be characterized as a tectonic mélange (FIGURE 5.1).  The basement took form as middle-upper Mesozoic-aged volcanic and sedimentary oceanic rocks collided with and were accreted to the northern Andean paleo-continental margin, beginning in the early Cretaceous.  The resulting suture is known as the Romeral fault system and mélange can be traced for over 1,000 kilometers along the northern Andes.  The original Romeral fault system is generally north-striking and dextral transcurrent in nature whilst the Romeral melange contains mega-scale blocks and fragments of the oceanic allochthon and crustal slivers of autochthonous Paleozoic metamorphic rocks which formed the paleo-continental margin.  The structure of the Romeral system has been modified by various post-Romeral tectonic events.  Following accretion, the Romeral terrane and mélange was unconformably overlain in the late Oligocene – early Miocene by autochthonous silici-clastic sedimentary sequences of the Amaga Formation, including basal conglomerates, quartz sandstones, siltstones, shales and coals. In the middle - late Miocene both the Romeral mélange and the Amaga Formation were overlain by mafic and intermediate volcanic rocks (flows and pyroclastics) of the Combia Formation, associated with at least one middle-late Miocene volcanic arc emplaced into the Romeral terrane basement during this time period. Also associated with late arc formation was the syntectonic emplacement of a series intrusives, including poly-phase hypabyssal stocks, dykes and sills of dioritic, granodioritic and monzonitic composition.  These intrusives cut all of the above mentioned stratigraphic units. K-Ar whole rock dates for the intrusive rocks range from 8 to 6 Ma (Cediel et al., 2003).  The Combia Formation and accompanying hypabyssal intrusive rocks are well represented along an ca. 100 kilometer by 20 kilometer N-S trending belt extending from Anserma in the south to Jerico, Fredonia and Titiribi, located to the north of the Quinchia project (FIGURE 5.2).

Following the early accretionary events, the region was compressionally deformed in the early - middle Miocene and again in the middle – late Miocene, in both cases by additional tectonic accretionary events taking place to the west along the active Pacific margin. The structural architecture of the Romeral fault and mélange system is essentially that of a 10+ kilometer wide series of N-S striking, vertically dipping dextral transcurrent faults.  Virtually all lithologic contacts within the Romeral basement are structural, characterized by abundant shearing, mylonitization and the formation of clay-rich fault gouge.  Structural reactivation during the Miocene resulted in orthogonal compression accompanied by mostly west-directed (back) thrusting and high-angle reverse fault development in the basement rocks.  The Amaga Formation was deformed into generally open, upright folds with tilting and near isoclinal folding being associated with generally localized west-vergent thrusting. The Combia Formation records tilting and open folding and both the Amaga and Combia Formations exhibit moderate to strong diapiric doming where affected by the emplacement of the mid-late Miocene intrusive suite.  N-S, NE, NW and E-W-striking conjugate shearing and dilational fracturing affects all of the above geologic units.  Some of these elements can be observed as structural lineaments traversing the region, visible on Digital Elevation Model (DEM) images, such as form the base of Figure 5.2.

5.2  PROPERTY GEOLOGY

The bedrock geology of the Quinchia property and surrounding area is shown in Figure 5.4, and is discussed below under two headings: Lithology and Structure.  It is important to note that the Quinchia property is essentially 100% vegetated by native Andean forest, dense secondary scrub growth, agricultural crops and\or grassy cattle pastureland, making detailed geologic mapping difficult.  Natural outcrop is sparse and is limited to road cuts and road-side quarries, mule and walking paths and steeply incised active drainages.  In addition, tropical to semi-tropical oxidation and weathering at surface masks original bedrock texture and mineralogy in many outcrops.

LITHOLOGY:

The Quinchia property and surrounding area is underlain by four principal rock units. These include 1) a basement complex consisting of mafic and ultramafic oceanic volcanic rocks and granitoid intrusive rocks belonging to the Romeral terrane, 2) stratified clastic sedimentary rocks of the Amaga Formation, 3) bas-andesitic through felsic volcanic and pyroclastic rocks of the Combia Formation and 4) dioritic to monzonitic hypabyssal porphyritic intrusive rocks. Each of these units is described in detail as follows.

1)  Romeral Terrane: Romeral terrane rocks form a tectonically disrupted basement complex at Quinchia, and the Quinchia breccia and mineralization is entirely developed within Romeral terrane rocks. Fresh outcrops are relatively rare.  Where observed, they form isolated fine-grained packages of mafic oceanic igneous rocks, including basalt, diabase and micro-gabbro, locally interstratified with fine-grained pelagic sediments.  The mafic igneous rocks are dark grey altering to dark green in color.  They are macroscopically aphanitic and mineralogically dominated by labradoritic plagioclase and clinopyroxene (augite), both of which occasionally form isolated phenocrysts in a compact groundmass. Bedding features are difficult to ascertain in outcrop due to tectonic disruption, weathering and poor exposure, although pillow structures and auto-brecciation are occasionally observed, as are amygdules containing zeolites, epidote and chlorite.  In most instances the basalts, diabases and micro-gabbros can only be distinguished in thin section, due to their fine-grained to microcrystalline nature. In proximity to hypabyssal porphyritic rocks, the basement mafic lithologies are variably exhibit hornfels, fractured, veined and hydrothermally altered.

Development of hornfels results in a compact recrystallization of the mafic wallrock. Intrusion-induced fracturing \ veining occurs in dense stockworks with quartz and magnetite as the filling phases, accompanied by the formation of secondary (hydrothermal) biotite, and resulting in a potassic alteration assemblage (A- and M-veining + biotite) directly linked to porphyry-style mineralization in the hypabyssal intrusions.  These assemblages are commonly overprinted by late propylitic alteration, dominated by chlorite and epidote which introduces a greenish coloration to the Romeral lithologies.  Chemical analyses indicate that Romeral basement rocks are tholeiitic in composition and appear to represent slivers of oceanic crust and aseismic oceanic ridges. The Romeral assemblage has not been directly dated at Quinchia, but based upon regional correlations is considered to be broadly lower Cretaceous in age, and to have accreted to the continental margin in the Aptian – Albian.

Forming part of the Romeral basement and outcropping in the southern part of the Quinchia district is the Irra stock.  This calc-alkaline, granodioritic to monzonitic and locally syenitic intrusive has been mapped over an ca. 32 square kilometer area.  It is coarse grained and holocrystalline, light grey to pink in color and is dominated by andesine and orthoclase +\- quartz with augite and biotite forming the mafic phases. It has been dated at ca. 97 +\- 10 Ma (K-Ar, biotite). Contacts between the Irra stock and the Romeral basement are not well exposed and where present are structurally modified. It is not clear whether the Irra stock was emplaced in Romeral basement before, during or after Romeral accretion to the continental margin.

2)  Amaga Formation: The conglomerates, sandstones and siltstones of the Amaga Formation outcrop along road cuts to the SE.  The formation was unconformably deposited upon Romeral terrane basement rocks. Based upon pollen analyses, it ranges from upper Oligocene to lower Miocene in age. The Amaga Formation is dominated by greyish-green to cream colored sandstones which form well stratified thickly to moderately bedded packages containing intercalations of conglomerate and siltstone. The sandstones occur in coarse- to medium-grained, moderately to poorly sorted beds up to six metres thick. In composition they range from quartz arenite to clay-rich wacke. The conglomerates form thin to moderate interbeds within the sandstones.  They are generally matrix supported, with sub-rounded quartz pebbles ranging from one to five centimeters in diameter.  The siltstones form larger interbeds within the sandstones and may locally dominate on the outcrop scale, forming laminated beds not exceeding ten metres thick.  Organic partings are commonly observed. The Amaga Formation is considered to be of continental origin, having been deposited in transtensional (pull-apart) basins along the middle Cauca, in response to transpression and uplift generated by post-Romeral tectonism along the Pacific margin to the west. Structurally – morphologically, the Amaga Formation forms elongate NNE-SSW trending ridges, and structural measurements on bedding indicate moderate to steep dips to the west, suggesting east-vergent folding and possibly thrust fault imbrication. The formation is locally intruded by the hypabyssal porphyry suite, in the vicinity of which it is domed, highly fractured and contains abundant disseminated hydrothermal pyrite and illite +\- sericite.

3)  Combia Formation: Widespread throughout the Quinchia district. In the district, it is dominated by two main units 1) a lower sequence of massive, compact magnetic flow rocks and agglomeratic pyroclastics of bas-andesitic composition, and 2) an upper finer-to-medium grained, interbedded tuffaceous and agglomeratic pyroclastic unit of more felsic (intermediate) composition.  The true thickness and stratigraphic age relationships between these units have not been clearly determined.  The lower unit is of dark gray-green in color and contains primary mafic phases including hornblende and magnetite.  The upper unit is volumetrically dominant and is composed of mixed coarse- to fine-grained crystal, lithic, ash and lapilli tuffs.  Lithic fragments comprise up to 40% of the coarse grained pyroclastic rocks, and include fragments of basalt, bas-andesite and hypabyssal porphyry.  Geochemical whole rock analyses indicate that the lower Combia unit is of tholeiitic, basaltic to bas-andesitic composition and has been interpreted to have formed in a back-arc setting. The upper unit is of calc-alkaline volcanic arc affinity.  As with the Romeral suite, in proximity to hypabyssal porphyritic rocks, the Combia Formation is variably fractured, veined and hydrothermally altered.  Intrusion-induced fracturing \ veining occurs in dense stockworks with quartz and magnetite in a potassic alteration assemblage (A- and M-veining + biotite) directly linked to porphyry-style mineralization.  These assemblages are overprinted by late propylitic alteration. The Combia Formation has not been accurately dated.  The lower unit is considered to range from about 14 to 11 Ma in age.  Both lower and upper units have clearly been intruded by the hypabyssal porphyry suite which has been dated at ca. 8 to 6 Ma (see below).
4)  Hypabyssal Porphyry Suite:  The suite is both volumetrically and metallogenetically significant in the Quinchia district. The porphyry suite manifests in various sub-tabular intrusive centres in the Quinchia (Dos Quebradas, La Cumbre, Mandeval) and Irra (Chuscal) areas. In detail it is comprised of multiple phases of hypabyssal porphyry which range in composition from diorite to quartz diorite.  The porphyries are light grey to greenish-grey in color, and texturally range from sparsely populated to crowded.  Plagioclase is a ubiquitous phenocryst, followed by biotite, hornblende and augite, with quartz occurring as bipyramidal eyes up to 8 millimeters in section in the more felsic porphyry pulses.  A fine grained biotite micro-diorite body is observed within the suite and in some areas it appears transitional to sparsely populated plagioclase porphyry.  The Quinchia district porphyry suite forms the southern extension of an arc of porphyritic rocks which extends from Anserma – Quinchia to Titiribi in the north.  At various locations these porphyries have been dated and generally return ages ranging from 9 to 6 Ma. An unpublished whole rock (K-Ar, biotite) date produced from the Dos Quebradas porphyry by Sociedad Kedahda S.A. returned 8.1 +\- 1 Ma.

Coincident with the hypabyssal porphyry suite at Quinchia, a series of porphyry-style Au-Cu occurrences are observed (Sillitoe, 2000; Sillitoe, 2006).  These mineralized alteration centres are hosted within a kilometer-scale propylitic (chlorite-epidote-carbonate-quartz-pyrite) halo which intensifies inwards to a series of Au (+\-Cu) mineralized centres with alteration types which range from calcic-potassic (A-veining, calcic amphibole, disseminated magnetite and magnetite veining, K-spar +\- biotite) to intensely fractured \ stockwork “phyllic” (or "D-type" with sericite-illite-pyrite) and “intermediate argillic” (with sericite-chlorite-clay (illite-smectite)).  The emplacement of the porphyry and the resulting concomitant hydrothermal alteration, affects all of the lithologic units in the Quinchia district.  As outlined in section 6, Deposit Type, below, the gold occurrences of the Quinchia district, including those contained within the Quinchia property, are linked to the emplacement and cooling history of the hypabyssal porphyry suite.

STRUCTURAL GEOLOGY:
At the regional scale the most prominent structural control in the Quinchia district is the generally N-S striking, subvertical basement architecture of the Romeral fault system, as reflected in DEM-observed structural lineaments and in the N-S trend of the general Middle Cauca porphyry belt.  Structural reactivation during various post-Romeral events is also recorded, and principal and secondary faults at the Quinchia property scale strike WNW – ESE and NE-SW.

6.  DEPOSIT TYPE

The Dos Quebradas-Mandeval-La Cumbre porphyry gold targets are associated with three Miocene intrusive centers in a NS trend that extends approximately 3km and at elevations between 1600m and 1950m. (Figure 6-1)  The intrusive centers are composed by dikes and stocks separated in three groups as early, intra-mineral,  late intra-mineral and post-mineral dioritic phases emplaced in intermediate to felsic volcanic rocks of the Miocene Combia Fm. and in Cretaceous basalts. The highest gold and/or copper grades occur in the early diorite phases characterized by potassic (mainly biotite with subordinated Kfds) and potassic-calcic alteration that is characterized by the addition of traces of amphibole and garnet to the potassic assemblage. Significant amount of A (B) veinlets, and >3% hydrothermal magnetite is common in these early phases. Gold grades are lower in the Intra-mineral phases; they still have potassic alteration with lower density of A-B veins compared with the early intrusive phases. Sulfide contents in early and intramineral phases are normally lower than 1% but up to 3 % and include py, cpy, mo, and bn. Late intra-mineral intrusive phases present moderate to strong intermediate argillic alteration with an average sulfide content of 3 to 5 % composed mainly by pyrite and traces of molybdenite and chalcopyrite.  The late intra-mineral phases are devoid of potassic alteration and A-B veins.  Post-mineral dikes only present argillic alteration (kaolinite) with subordinated chlorite and epidote.

7. MINERALIZATION

The Dos Quebradas-Mandeval-La Cumbre porphyry gold targets are described as follows:

The Dos Quebradas target covers an area of approximately 700 x 700m.  The mineralized target occurs in the somewhat incised Dos Quebradas valley.

Mandeval is a small target of 300 x 300m.

La Cumbre target covers an area of 800m x >1km and is open to the south. Gold in these targets occurs in altered dioritic intrusions and in the diorite-basalt contact zones.

Gold and copper grades in basaltic wallrock follow potassic biotite and potassic-calcic (biotite-actinolite) alteration.  A-veinlet density reaches up to >50 veinlets per meter. All mining activity in the area follows cm-fault-gauge-pyrite zones along faults in tuffaceous volcanic rocks with strong intermediate argillic alteration. Gold occurs with the fault gouge that contains fine grained pyrite. Examples of these small miners operations are the Mandeval and the La Cumbre adits; there is no economic potential associated with style of mineralization.

GEOCHEMISTRY

The distribution of seven elements and correlation matrix of all drill holes is presented in Tables 7-1 and 7-2.

Table 7-1. Quinchia project percentiles for seven elements, all data from the 18 holes.
	Au(ppb)	Ag(ppm)	As(ppm)	Cu(ppm)	Mo(ppm)	Pb(ppm)	Zn(ppm)
Population	2,343	2,343	2,343	2,343	2,343	2,343	2,343
Max Value	3,930	23.90	576.0	4,020.0	377.00	2,300.0	6,490
Min Value	3	0.05	0.5	2.4	0.20	1.1	3
Percentile 98th	1,362	4.48	96.4	1,960.8	139.08	114.4	586
Percentile 95th	1,010	2.95	69.3	1,649.5	99.09	71.6	391
Percentile 90th	789	2.32	50.1	1,420.0	74.68	50.3	300
Percentile 85th	669	2.05	39.2	1,268.5	60.70	41.6	264
Percentile 80th	587	1.80	34.6	1,155.0	50.00	35.1	231
Percentile 70th	467	1.54	26.3	972.0	38.60	27.6	189
Percentile 60th	372	1.32	21.0	822.0	30.90	22.2	160
Percentile 50th	295	1.12	16.6	687.0	25.40	18.2	139
Median	295	1.12	16.6	687.0	25.40	18.2	139
Average	380	1.34	23.5	725.2	34.22	29.7	178

Table 7-2. CORRELATION MATRIX
	Au	Ag	As	Cu	Mo	Pb	Zn
Au	1
Ag	0.32	1
As	-0.11	0.30	1
Cu	0.72	0.47	-0.06	1
Mo	0.43	0.12	-0.13	0.39	1
Pb	-0.01	0.40	0.40	0.01	-0.02	1
Zn	-0.01	0.42	0.36	0.11	-0.02	0.82	1

Porphyry gold targets of Quinchia display typical features described by Sillitoe (2000) for Au-Cu porphyry systems and in particular similar to the porphyry systems of the Maricunga sub-belt in Chile.  Ore zones of the Quinchia targets (minimum 10m grading >500ppb Au, maximum 10m internal waste <300ppb Au) plot in the “Au-Cu field” in Sillitoe’s Cu-Au diagram for gold-rich porphyry deposits (Fig. 7-1)

8. QUINCHIA EXPLORATION AND RESULTS: 2005 to 2007

National Instrument 43-101 compliant exploration has been completed at Quinchia by Sociedad Kedahda S.A..  These activities included target identification and first round diamond drilling.

All recent exploration work at Quinchia to date has been carried out by Sociedad Kedahda S.A. technical personnel.  All data was collected under the supervision of professional senior-level geologists utilizing generally accepted international exploration standards and the resulting information is believed to be highly reliable.  The details of each work phase are outlined below.

The Quinchia Au-Cu porphyry district was conceptually identified within Sociedad Kedahda S.A’s regional target generation program.  The well known Miraflores mine area was considered part of the Quinchia district, but not necessarily a priority target for Sociedad Kedahda S.A.

In March, 2005 Kedahda initiated a work program in two phases, 1) target identification by surface and underground mapping and sampling; and 2) diamond drill testing.

Pre-drilling target identification exercises completed by Sociedad Kedahda S.A. around and at Quinchia included:

•	stream sediment, 1:10,000 mapping and reconnaissance sampling between Dos Quebradas – La Cumbre,
•	1:1000 scale topography, soil sampling at Dos Quebradas and La Cumbre,
•	1:2500 mapping at Dos Quebradas - La Cumbre – Manzanares - Matecaña,
•	4701.17m of diamond drilling,
•	conceptual metallurgical test work at SGS Lakefields in Chile, and
•	preliminary resource estimation of the Dos Quebradas target.

Both Dos Quebradas and La Cumbre were covered by B-horizon soil sampling. The grid at Dos Quebradas was 100m x 25m. The grid at La Cumbre was 200 x 50m. At Dos Quebradas, samples with >100ppb Au values match with the overall outline of the drill target. The outline of the mineralized zone at La Cumbre by the soil sample is less clear with variable gold values within the anomalous area maybe due to the effect of the intermediate argillic overprint.

Dos Quebradas was originally indicated by surface channel sampling in saprolitic diorite (>3g  Au/t over at least 50m); the results of these samples are presented in Table8-1.

Table 8-1.  Channel rock samples that originally indicated the presence of the Dos Quebradas Target. West – East channel line; the last three samples are in basaltic rocks.
Sample	AU50_PPB	AG_PPM	AS_PPM	CU_PPM	MO_PPM	PB_PPM	ZN_PPM
2019866	1355	0.3	10	295	102	19	22
2019865	1535	0.2	11	233	187	14	14
2019864	2020	0.4	9	384	79	23	12
2019863	5080	0.7	4	308	53	26	25
2019862	4880	0.5	11	363	19	40	13
2019861	3130	0.7	8	189	50	34	17
2019860	3930	0.4	11	275	114	60	21
2019858	4550	0.8	3	286	18	47	48
2019859	7760	0.9	3	218	19	49	33
2019857	5690	1.2	15	230	190	55	74
2019856	3410	1.8	10	156	62	46	96
2019855	5280	1.6	27	139	101	46	55
2019847	4210	1.0	10	180	204	60	63
2019848	2820	0.5	62	330	70	90	16
2019849	604	0.3	79	356	149	51	39
2019850	2130	0.8	7	522	293	37	69
2019851	340	1.7	56	1140	88	43	108
2019852	220	2.7	17	1195	28	32	135
2019854	259	1.5	19	1115	16	34	193

9. DRILLING

Between January and November 2006 AGA drilled 4701.17m in 18 holes in the Quinchia District. The Drilling focused on three porphyry gold targets named Dos Quebradas, Mandeval, and La Cumbre. (Figure 9-1)

Eight core drill holes were drilled on the Dos Quebradas target and a preliminary resources estimation was carried out using the information from the drill holes indicating 937,905 ounces of Au with and average gold grade of 1.155 ppm at 0.75 ppm cut off.

Seven core drill holes were drilled on the La Cumbre porphyry target proving that the porphyry style mineralization covers an area of at least 400 x 500 m, with possible extensions of the porphyry target that remain untested. Average gold grades from the surface samples and drill holes from La Cumbre target is 0.745 ppm.  More drilling is needed to have a good estimation of the mineral potential of the La Cumbre target.

Three drill holes were drilled at the Mandeval target with gold grades varying between 0.2 and 0.4 ppm, which is very similar to the results of outcrops samples. There is no mineral potential in the Mandeval target.

The Juan Tapado area is a known large gold stream sediment anomaly toward the north of Dos Quebradas that have not been evaluated yet.

DDH	Zone	EOH (m)	Summary of results
DQ-DD-1	Dos Quebr.	23.37	Lost Hole
DQ-DD-2	Dos Quebr.	318.00	110m @ 0.685 ppm Au - 831 ppm Cu
DQ-DD-3	Dos Quebr.	269.50	90m @ 0.628 ppm Au - 708 ppm Cu, 39.5m @ 1.67 ppm Au - 1746 ppm Cu
DQ-DD-4	Dos Quebr.	170.55	68m @ 0.521 ppm Au - 690 ppm Cu
DQ-DD-5	Dos Quebr.	261.60	48m @ 0.642 ppm Au - 1297 ppm Cu, 84m @ 0.765 ppm Au - 789 ppm Cu
DQ-DD-6	Dos Quebr.	250.75	76.8m @ 0.712 ppm Au - 1192 ppm Cu, awaiting results
DQ-DD-7	La Cumbre	265.30	100m @ 0.568 ppm Au - 768 ppm Cu, 53m @ 0.606 ppm Au - 1286 ppm Cu
DQ-DD-8	La Cumbre	282.65	276.65m @ 0.746 ppm Au - 1425 ppm Cu
DQ-DD-9	La Cumbre	245.00	-
DQ-DD-10	La Cumbre	249.00	-
DQ-DD-11	Dos Quebr.	259.30	-
DQ-DD-12	Mandeval	250.00	-
DQ-DD-13	Mandeval	250.35	18m @ 0.522 ppm Au - 1726 ppm Cu
DQ-DD-14	Mandeval	261.50	-
DQ-DD-15	La Cumbre	108.50	102.5m @ 0.677 ppm Au - 1102 ppm Cu
DQ-DD-16	La Cumbre	193.10	42m @ 0.508 ppm Au - 580 ppm Cu
DQ-DD-17	Dos Quebr.	492.70	60m @ 0.627 ppm Au - 1077 ppm Cu, 72m @ 0.686 ppm Au - 1177 ppm Cu
DQ-DD-18	La Cumbre	550.00	126m @ 0.53ppm Au - 1217 ppm Cu, 112m @ 0.689 ppm Au - 1296 ppm Cu
TOTAL (m)		6114.27
____________________
Table 9-1:  summary of best intercepts in drill holes drilled in the Quinchia project.

9.1  DOS QUEBRADAS DRILL RESULTS

The best mineralized area at Dos Quebradas occurs along the eastern contact of the qz-diorite dike complex and the basaltic volcanic host rock. The highest gold values are associated with high density of A-B veins, potassic (mainly biotitic), and calcic-potassic altered basalts affecting igneous breccias, qz-diorite, and basalts. The western contact of the diorite complex is only weakly altered and mineralized with dominant intermediate argillic and propylitic alteration.

The diorite-basalt contact zone on the eastern side is about 150m wide as shown in section DQ-DD-4_5_6_17 (Fig.9-3). This contact zone has a high density of quartz veins (A-veinlets, 50-100 veinlets per meter); alteration is dominantly chloritic with minor patches of biotitic and calcic-potassic assemblages. The contact zone is sub-vertical with narrow dykes, truncated quartz veinlets, and contact-igneous breccias with fragments of diorite and basalt. The highest gold grades occur in the narrower section at the end of borehole DQ-DD-3 with 1.6 ppm gold over 40m. Mineralization is open to depth; the hole was abandoned in mineralization due technical problems on the drill rig. The continuation and limits of the eastern contact zone to the south is delineated by borehole DQ-DD-11, the northern limit is open and interpreted at no more than 150 m from borehole DQ-DD-05 and by the soil anomaly. The approximate north-south extent of the eastern contact zone is 600m.

A potassium k-feldspar altered core zone has only been intersected in borehole DQ-DD-5, but in general biotite appears to dominate over K-feldspar on the potassic zone. Zones with K-feldspar flooding coincides with a zone of amphibole veining, with minor garnet and quartz-garnet, and A-veinlet density of about 50 veinlets/meter. Pyrite is low where potassic alteration dominates, chalcopyrite and bornite are present in quartz veinlets, fractures and disseminated.

Table 9-2: Dos Quebradas Ore zones.
DDH	From (m)	To (m)	Orezone (m)	Comp Au (ppb)	Comp Cu (ppm)
13.03.DD2	158	226	68	621	748
13.03.DD2	232	268	36	895	1076
13.03.DD3	140	230	90	628	708
13.03.DD3	230	269.5	39.5	1670	1746
13.03.DD4	76	126	50	554	702
13.03.DD4	134	144	10	539	665
13.03.DD5	0	48	48	642	1297
13.03.DD5	120	130	10	664	771
13.03.DD5	140	156	16	540	663
13.03.DD5	156	204	48	972	936
13.03.DD6	0	226	226	728	1098
13.03.DD17	126	186	60	627	1077
13.03.DD17	198	224	26	532	1033
13.03.DD17	236	248	12	510	954
13.03.DD17	288	360	72	686	990
13.03.DD17	370	380	10	552	1177

Minimum 10m grading >500ppb Au
Maximum 10m internal waste (<300ppb Au)

DOS QUEBRADAS: DRILL SECTION DQ-DD-2 - 3
W
E
DI_LATE
chlorite-epidote,
no veinlets
CaNa
DI_EAR_MGR
BX DYKE
PotBi
PotBi
SapRock
DI_LATE_KA
QTZ_DI_INT
DI_INT_MGR
DI_INT_XEN
BX_DYKE
DI_EAR_MGR
DI_EAR_VNL
DI_EAR_FGR
EX_And
EX_BasAnd
EX_Bas
FAULT ROCK
Arg
ArgOxSup
Chl
IntArg
PotBi
PotKf
CaNa
Prop
Ser
Sil
Carb
Quinchia Au ppb
[0 , 100]
100-300
300-500
500-750
750-1000
1000-10000
[10000 , 25000]
0
50 m

Figure 9-2: Section E-W looking north including holes 2 and 3 from Dos Quebradas, Quinchia project.

9.2  MANDEVAL DRILL RESULTS

The Mandeval stock is composed of early medium grained qz-diorite. Exposures and boulders of massive banded silica occur in the Mandeval creek. These are thought to be form by the coalescence of A veins.  Basalts with intense quartz veins and partially biotite-altered form the northern contact of the Mandeval qz-dioritic stock; the southern contact is with rhyodacitic tuffs of the Miocene Combia Formation. The Mandeval sector is dominated by a strong intermediate argillic overprint, which affects significant portions of the early diorite and rhyodacitic tuffs.  With minor sections of the intrusive characterized by chlorite-overprint with subordinate hydrothermal biotite. There is a tunnel of illegal miners in Mandeval that follows an illite-sericite altered fracture zone in diorite that ends in illite-altered tuff.

The intensely quartz-veined contact zone with patchy biotite (amphibole, garnet) alteration was cut in boreholes DQ-DD-12 and 14 without observing elevated gold values. Gold values from outcrops and drill holes are mostly between 0.2 and 0.4 ppm and no more mineral potential is interpreted for the Mandeval target.

9.2  LA CUMBRE DRILL RESULTS

La Cumbre is located on the highest ground of the prospect area; stripping ratios theoretically are very low.

The qz-diorite stock in La Cumbre is about 700 m in diameter, and is mostly form by an early diorite intrusive phase with fine grained porphyritic texture, locally carrying clasts of an older porphyritic intrusive rock. About 75% of the stock carries remnant hydrothermal biotite, locally hydrothermal garnet, and A-B veinlets. The sulfide present is mainly pyrite with traces and up to 0.7 % chalcopyrite.

Early gold-bearing hydrothermal biotite alteration was overprinted by intermediate argillic alteration, which significantly affects more than 50% of the stock. The illite-pyrite alteration clearly lower the gold values indicating hypogene leaching of metals by this late alteration event. This advanced argillic alteration also affects the felsic-intermediate tuffaceous volcanic rocks, which is the dominant lithology on the high ground and partially surrounds the La Cumbre stock.

The early biotite-altered diorite was intruded in the south by intramineral diorite with weak to moderate chlorite-epidote-magnetite alteration and significantly less (or no) quartz veining. The exposure has been mapped for >0.5km and continues beyond the Manzanares – Matecaña mapping limit.  The La Cumbre informal miner workings follow narrow N-S structures developed in strongly intermediate argillic altered felsic-intermediate tuffaceous rocks.

LA CUMBRE: DRILL SECTION: DQ-DD-16 - 7 - 8 - 15
W
E
SapRock
DI_LATE_KA
QTZ_DI_INT
DI_INT_MGR
DI_INT_XEN
BX_DYKE
DI_EAR_MGR
DI_EAR_VNL
DI_EAR_FGR
EX_And
EX_BasAnd
EX_Bas
FAULT ROCK
COMBIA
PotBi dominant
DI_EAR_FGR
PotBi
DI_EAR_FGR
Quinchia Alteration
Arg
ArgOxSup
Chl
IntArg
PotBi
PotKF
CaNa
Prop
Ser
Sil
Quinchia Au ppb
[0 , 100]
100-300
300-500
500-750
750-1000
1000-10000
[10000 , 25000]
0
50m
F

Figure 9-7. Section E-W looking north including holes 16, 7, 8 and 15 from the La Cumbre target.

NW
La Cumbre: Section DQ-DD-18 (-16)
SE
Quinchia Alteration
Quinchia Au ppb
0
50m

Figure 16. Section NW-SE looking NE including holes 18 and16 from the La Cumbre target.

10. SAMPLING METHOD AND APPROACH

Based upon sampling method and target materials, two types of samples have been collected within the property;

1) Chip and channel rock samples of in situ or near in situ materials, from outcrop and within mine workings, across and peripheral to zones of observed alteration \ mineralization.

2) Samples collected from diamond drill core.

Sampling method and approach are described for each of these sample types.

Chip and channel rock samples of in situ materials were collected with a geological pick \ hammer and chisel or metal spatula.   Due to the fine fracture-controlled and “disseminated” nature of mineralization many samples were collected as “scatter-chips” or continuous panels over areas of generally greater than one square metre. Various more selective chip and linear channel samples were collected over isolated mineralized structures.

Grab samples were collected in areas of poorly exposed “rubble-crop”.  In the case of in situ sampling (panels, channels), three to five kilograms of material were generally allowed to fall upon a clean plastic sheet spread in front of the outcrop.  The entire sample was described by a supervising geologist, and sealed in numbered plastic bags containing laboratory sample tags.

Upon return to the camp, samples were inventoried, packed into sacks and shipped to SGS Laboratories (Barranquilla) or ALS Chemex Laboratories (Bogotá) for drying and preparation. Information regarding the location and nature of all chip and channel samples collected by Sociedad Kedahda S.A. is available on site.

Samples collected from diamond drill core were collected after the core was boxed, measured, had the recovery per drilled interval calculated, and was logged for geological, mineralogical and alteration features by a supervising geologist.  Due to the disseminated nature of the mineralization, Sociedad Kedahda. S.A. decided to sample core at consistent two meter intervals throughout.  Core for individual holes was measured and two meter samples intervals were laid out along its entire length.  The core was cut using a diamond core saw and ca. 50% of the core for each interval was randomly selected and sealed into number plastic sample bags. Samples were later inventoried and shipped to ALS Chemex Laboratories (Bogotá) for drying and preparation and ALS Chemex Laboratories in Lima, Peru, for analysis.

Based upon the observations regarding the strength and style of alteration \ mineralization at the Quinchia project and the QA \ QC procedures and check sampling programs utilized by Sociedad Kedahda S.A., sample results obtained by these companies appear to be reliable and accurate. Surface sampling procedures are considered justified and adequate, and show good repeatability based upon check sampling.

11. SAMPLE PREPARATION, ANALYSES AND SECURITY

As part of its sample quality control system Sociedad Kedahda S.A.  applied the same sample management that AngloGold Ashanti Ltd. utilizes on a global level in all its early phase (“greenfields”) exploration programs.  This includes recording each individual sample on a uniquely numbered sample card, and, upon analysis of a sample series, inserting sample duplicates, sample standards and sample blanks.

The general “rule-of-thumb” for all sampling, is that for every series of 25 samples of any type collected; one sample is duplicated, and one commercially purchased standard and one proven blank, are inserted (thus a 25 sample batch consists of 22 original samples, one duplicate, one standard and one blank). Sample duplication is carried out by sampling as precisely as possible over a previously sampled area, using the same technique for sample collection and collecting a similar sample volume. Commercial sample standards used by Sociedad Kedahda S.A. were purchased for the international standards companies Geostats and Rock Labs.  Eight separate standards ranging from 10 to 3,000 ppb Au are used, and are thought to be highly reliable in their advertised gold contents. For blanks, Sociedad Kedahda S.A. uses a clean, fine-grained quartz-arenite sandstone, available in large volume from rock quarries near Bogotá.  Thousands of analyses of this sandstone have shown it to be completely barren of gold with very low values other economic metals. Sample standards and blanks are bagged, numbered and inserted in the field such that they arrive at the lab packaged with the other original samples.

In addition to the above checks, two additional laboratory checks are automatically completed by the ALS Chemex laboratory at the request of Sociedad Kedahda S.A.  First, for every 20 to 25 samples prepared at the preparation lab, one is automatically duplicated by taking a new cut from the stored coarse reject material.  Second, at the analytical laboratory, again, for every 20 to 25 samples analyzed, one is automatically duplicated by taking a new aliquot from the pulverized reject material.  All of the analyses from the sample duplicates are reported to Sociedad Kedahda S.A.

We are of the opinion that an adequate methodology was maintained with respect to sample collection, preparation, analyses and security.

12. DATA VERIFICATION

Upon receipt of assay information, review of analytical data and statistical analysis of all duplicate, standard and blank information is carried out on a per-batch (lab order) basis by Sociedad Kedahda S.A.’s in-house Geochemical Database Administrator (a professional geologist) in Bogotá.  A linear correlation control curve is plotted from duplicate data to observe natural variability in gold contents.  A similar plot is used to compare standards analyses to their published gold content value.  Blanks analyses are inspected for any possible contamination. This information is then passed on to the individual project geologists for review and verification.  We are of the opinion that an adequate  methodology was maintained with respect to  data verification, although no additional verification was performed by the authors.

13. ADJACENT PROPERTIES

The Miraflores property is located within the Quinchia Au-Cu porphyry district, which contains various known mineralized centres.  Sociedad Kedahda S.A. and B2GOLD Corp.,  and other third party mineral title holders, hold mineral concessions within the Quinchia district.  Technical information regarding specific present exploration at Miraflores and results or mineralization styles within the district, other than the historical presented herein, has not been sought after, nor has it been utilized by the author during the writing of the present report.

The author acknowledges that mineralization, if encountered on the adjacent properties, is not necessarily indicative of, or physically associated with the mineralization on the Quinchia property, and an attempt has been made to clearly indicate that any mineralization styles discussed herein are site specific within the confines of the Quinchia property.

14. MINERAL PROCESSING & METALLURGICAL TESTING

SGS LAKEFIELD METALLURGICAL STUDIES
Preliminary metallurgical data have been obtained from bottle roll test on 1kg samples. These samples were composites of rejects of -2mm crushed diamond drill core.

The metallurgical sample was ground to >75% -200 mesh.

At the time of submitting the samples only drill core from Dos Quebradas was available.

DQ-DD-3: 256 – 258m: 1.80 ppm Au, 84% recovery after 24 hours

DQ-DD-2: 244 – 254m: 1.30 ppm Au, 72% recovery after 24 hours

DQ-DD-5: 162 – 172m: 1.56 ppm Au, 79% recovery after 24 hours

No metallurgical samples from La Cumbre are available.

15. MINERAL RESOURCE AND MINERAL RESERVE ESTIMATES

Preliminary resource modeling was performed by Kedahda at Dos Quebradas and La Cumbre utilizing Datamine software.  This modeling has not been reviewed in detail by the authors, and as such is presented as background information but not 43-101 reporting compliant, although there is reason to believe that the resources at Dos Quebradas would be classified as inferred resource given the level of support for the resource estimation.

15.1  PRELIMINARY MINERAL RESOURCE – DOS QUEBRADAS

Preliminary model results indicate 96.3 million tonnes of inferred resource grading 0.69 grams per tonne, containing 2.136 million ounces of gold at a 0.30 gram per tonne cutoff.   These results have not been validated by the authors and as such are not reportable under NI43-101.

DOS QUEBRADAS
INVERSE SQUARE OF DISTANCE
Orezone
Au_ppb_Block_Model
0-100
100-300
300-500
500-750
750-1000
1000-6000
0
50 m
W
E
Au_ppb_Block_Model
0-100
100-300
300-500
500-750
750-1000
1000-6000
0
50 m
DOS QUEBRADAS: DRILL SECTION DQ-DD- 4 - 5 - 6 - 17
DOS QUEBRADAS: DRILL SECTION DQ-DD-2 - 3
W
E
Au_ppb_Block_Model
0-100
100-300
300-500
500-750
750-1000
1000-6000
0
50m

Figure 15-1: Preliminary block model plan view and sections, Dos Quebradas.

15.2 PRELIMINARY MINERAL RESOURCE – LA CUMBRE Preliminary model results for La Cumbre indicate 118.3 million tonnes of mineralized material grading 0.58 grams per tonne, containing 2.191million ounces of gold at a 0.30 gram per tonne cutoff.   These results are based upon limited information and as such would likely not be classified as a resource without further exploration.  Further, the results have not been validated by the authors and as such are not reportable under NI43-101.  Table 15-2. La Cumbre mineral resources preliminary model (Datamine - Inverse distance to square):

16. OTHER RELEVANT DATA AND INFORMATION

The Quinchia property is located in Colombia, and therefore carries certain political and country risk beyond that found in other South American jurisdictions. Colombia is host to a disperse and long-running insurgency that at times in the recent past has manifested itself in widespread civil conflicts. Company management has warranted to the author that they employ a comprehensive corporate security program to ensure the safety of all personnel and project sites. This program includes the use of highly trained and experienced internal security personnel working in cooperation with military and civil organizations.  Independent international risk assessors provide external advice and audit services on a regular basis.

17. INTERPRETATION AND CONCLUSIONS

The Quinchia property is located within the historically important and present-day artisanal mining district of Quinchia, Risaralda, Colombia.  District-scale mineralization at Quinchia is related to high-level hypabyssal Au (Cu) porphyry bodies.  The district includes the Quinchia breccia, a significant gold-silver rich, magmatic-hydrothermal breccia body whose genesis is intimately related to the evolution of the porphyry mineralization occurring in the Quinchia district.

In conclusion, limited diamond drilling and metallurgical test work at Quinchia by Sociedad Kedahda S.A. has been successful at delineating a potentially significant low-grade large-tonnage Au-Ag deposit at Quinchia which is potentially amenable to bulk-tonnage mining and mineral extraction techniques. Quinchia is considered a property of merit.

Past work completed to date indicates the property warrants further resource definition via diamond drilling, and continued metallurgical test work, in order to verify the feasibility of economically recovering gold from the important low-grade (0.3 to 1 ppm Au) resource the property has to offer.  In the event that both diamond drilling and metallurgical test work provide positive results, additional drilling of the project can be recommended.  A program to carry out additional drilling and metallurgical test work is outlined in section 18, Recommendations

18. RECOMMENDATIONS

Based on the favorable exploration and metallurgical results to date, the Quinchia property is of sufficient merit to warrant further exploration.

Phase II work has been proposed to follow up -80# stream sediment anomalies located toward the north of the Dos Quebradas area, the Juan Tapado-Alacranes area.  In this sector a vein system was drilled by Minera Esperanza in 1995; drill data is not available.  Most of the unexplored anomalies are on indigenous ground. Negotiations should continue, and agreements signed.

In order to further evaluate the mineral and economic potential of the Quinchia property, a stage-three exploration diamond drilling program totaling 7,500 metres and additional metallurgical tests is recommended.  This program will follow-up on positive results obtained in the Sociedad Kedahda S.A. diamond drill programs.

Upon favorable results from stage three, a stage-four program that involves completing a feasibility study is recommended.

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